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                                                                      Exhibit 21


PROVANT, INC. SUBSIDIARIES

1.       Provant Canada, Ltd., a Canadian corporation*
2.       Provant Media, Inc., an Iowa corporation**
3.       Provant Performance Solutions, Inc., a Delaware corporation**
4.       Star Mountain, Inc., a Delaware corporation*


LEGEND
*        wholly owned subsidiary of Provant, Inc.
**       wholly owned subsidiary of Star Mountain, Inc.